Exhibit 99


                                  Press Release


Hilb, Rogal and Hamilton Company                        Contact: Andrew L. Rogal
4235 Innslake Drive, P.O. Box 1220                      Phone: (804) 747-6500
Glen Allen, Virginia 23060-1220                         Fax: (804) 747-6046


                              FOR IMMEDIATE RELEASE


June 11, 2001

          HILB, ROGAL AND HAMILTON COMPANY EXPANDS OPERATION INTO OHIO
                  BY MERGER WITH BERWANGER OVERMYER ASSOCIATES

RICHMOND, Va.-- Hilb, Rogal and Hamilton Company (HRH) announced today that it has signed a definitive merger agreement with Berwanger Overmyer Associates
(BOA), expected to be effective July 1, 2001.

Terms of the stock and cash transaction were not disclosed.

BOA is central Ohio's largest independent insurance broker and has been serving a broad range of clients for almost 30 years. With revenues in excess of $22 million, the company provides a broad array of insurance and risk management products and services, including specialty capabilities in medical malpractice, surety, association and employee benefits administration and program management.

Edwin L. Overmyer, BOA's President and Chief Executive Officer, and his staff of more than 160 highly skilled professionals will continue serving clients from their current location in Columbus, Ohio. HRH's Mid-Atlantic Regional Director, Steven C. Deal, will oversee this agency.

Andrew L. Rogal, Chairman and Chief Executive Officer commented, "We are extremely pleased to enter the state of Ohio with a firm of such high caliber. Ed and his team of talented individuals share our values, winning attitude and enthusiasm about the future of our business. This addition brings HRH a highly competitive presence in a growing market, as well as broadened expertise."

"Our merger with HRH is the best alternative for the future growth of BOA," stated Edwin L. Overmyer. "HRH's steadfast commitment to its employees and to providing clients the very best products and services made our selection of HRH the proper choice."

Hilb, Rogal and Hamilton Company provides insurance and risk management services to a wide spectrum of clients through a network of approximately 80 offices in the United States. The Company is traded on the New York Stock Exchange, symbol HRH, and is ranked as the 7th largest United States insurance intermediary. Additional information about HRH may be found at www.hrh.com.